UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2024

VOXX INTERNATIONAL CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-28839	13-1964841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2351 J. Lawson Boulevard
Orlando, Florida		32824
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 645-7750

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock $.01 par value	VOXX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2024, VOXX International Corporation (“the Company”) entered into amendments to its employment agreements with each of Mr. Patrick M. Lavelle, CEO/President, Ms. Loriann Shelton, Senior V.P., CFO and COO and Charles M. Stoehr, Sr. V.P./Treasurer. The following description of each of the amendments to the employment agreements does not purport to be a complete statement of the parties’ rights and obligations under the respective amendments and is qualified in its entirety by reference to the amendments which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended November 30, 2024.

(i) Mr. Lavelle has entered into a Fifth Amendment dated December 31, 2024 to his employment agreement dated July 8, 2019, as previously amended, rescinding certain portions of the Fourth Amendment to his employment agreement dated November 11, 2024 and amending and restating other portions to explicitly comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "IRC"). Upon Mr. Lavelle’s termination without Cause or his resignation for Good Reason, (which includes resignation one hundred eighty (180) days following the completion of a Change of Control Event), Mr. Lavelle will receive a severance payment of $2,000,000, payable monthly over two years from his separation of employment. If Mr. Lavelle's employment terminates as a result of the expiration of the term of his employment agreement on February 28, 2026, Mr. Lavelle shall receive severance in the amount of $1,000,000 which shall be paid in equal installments on a monthly basis during the two-year period from his separation of employment. In addition, in the event of Mr. Lavelle’s termination of employment by reason of Disability or death, he or his heirs, as applicable, shall receive a severance payment of $2,000,000, paid in equal monthly installments over the two-year period commencing from the termination date in the event of termination by reason of Disability or in a lump sum in the event of termination by reason of death. Mr. Lavelle’s employment agreement was also amended to provide that payments of nonqualified deferred compensation (for purposes of Section 409A of the IRC) which are conditioned on Mr. Lavelle’s execution of a release under the severance provisions of his employment agreement will commence on the sixtieth (60th) day after termination, with the first payment including all arrears of severance up to such date, provided the release is executed and becomes effective prior to the sixtieth (60th) day after termination.

(ii) Ms. Shelton has entered into a Sixth Amendment dated December 31, 2024 to her employment agreement dated July 8, 2019, as previously amended, rescinding certain portions of the Fifth Amendment to her employment agreement dated November 11, 2024 and amending and restating other portions to explicitly comply with Section 409A of the IRC. The Sixth Amendment amends and restates Ms. Shelton’s entitlement to an Extraordinary Bonus of $300,000 in the event that there is no Change of Control Event pending or consummated by removing the implementation of the ERP system as a payment event for the Extraordinary Bonus. In addition, Ms. Shelton’s entitlement to a Change in Control Event Closing Bonus of $550,000, payable in a lump sum, is explicitly conditioned on her remaining employed through the closing of the Change of Control Event. Additionally, the payment of Ms. Shelton’s $550,000 severance due to a termination without Cause or by Ms. Shelton for Good Reason (which includes resignation following the completion of a Change of Control Event) reverts back to twelve (12) consecutive monthly payments commencing from the date of termination. If Ms. Shelton's employment terminates as a result of the expiration of the term of her employment agreement on February 28, 2026, Ms. Shelton shall receive severance in the amount of $550,000 which shall be paid in equal installment on a monthly basis during the one-year period from her date of termination. Ms. Shelton’s employment agreement was also amended to provide that payments of nonqualified deferred compensation (for purposes of Section 409A of the IRC) which are conditioned on Ms. Shelton’s execution of a release under the severance provisions of her employment agreement will commence on the sixtieth (60th) day after termination, with the first payment including all arrears of severance up to such date, provided the release is executed and becomes effective prior to the sixtieth (60th) day after termination.

(iii) Mr. Stoehr has entered into a Fourth Amendment dated December 31, 2024 to his employment agreement dated July 8, 2019, as previously amended, amending and restating portions of his employment agreement to explicitly comply with Section 409A of the IRC. Mr. Stoehr’s Fourth Amendment provides that payments of nonqualified deferred compensation (for purposes of Section 409A of the IRC) which are conditioned on Mr. Stoehr’s execution of a release under the severance provisions of his employment agreement will commence on the sixtieth (60th) day after termination, with the first payment including all arrears of severance up to such date, provided the release is executed and becomes effective prior to the sixtieth (60th) day after termination.

A copy of each of the Amendments will be attached as an Exhibit to the Company’s Form 10-Q for the fiscal quarter ending November 30, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOXX INTERNATIONAL CORPORATION (Registrant)

Date:	January 7, 2025	By:	/s/ Loriann Shelton
Loriann Shelton Senior Vice President Chief Financial Officer and Chief Operating Officer